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                         THIRD RESTATED ARTICLES OF INCORPORATION

ARTICLE  ONE   The  name  of  the  Corporation  is  UNIVERSAL  OUTDOOR,  INC.
               (the "Corporation") incorporated on June 12, 1975.

ARTICLE  TWO  The  name  and address of the registered agent  and  its registered office are:

                  Paul G. Simon
                  321 North Clark Street
                  Suite 1010
                  Chicago, Illinois  60610
                  Cook County

ARTICLE THREE The purpose or purposes for which the Corporation is organized are:

              To engage in the selling and placing of space for all forms of billboard, sign and display advertising; to act as agent, broker, representative, or in any other capacity, for others in the sale of space for advertising purposes; and to do a general advertising business in all its branches.

              To  manufacture,  install, supply, maintain, lease and  operate billboard  sign boards and all other types of signs; and to acquire businesses of one or more so engaged.

              To manufacture, buy, sell, job, trade in or other wise deal in goods, wares and merchandise of every kind, nature and description.

              To do all things proper, incidental and conducive to the attainment of such purposes.

              To  engage  in  the  transaction of any or all lawful  business for  which  the Corporations may be incorpo rated under the
              Illinois Business Corporation Act.

ARTICLE FOUR  The authorized shares shall be:

                        Par Value    Number of Shares
               Class    Per Share       Authorized
              ------    ---------    ----------------
              Common      $0.01         1,000,000

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ARTICLE FIVE  The number of shares issued as of the date hereof, and the amount of paid-in capital of the Corporation are:

                                              Number of    Amount of
                            Par Value           Shares      Paid-in
                 Class      Per share           Issued      Capital
                 ------     ---------         ---------   -----------
                 Common       $0.01             10,000    $13,203,794


AMENDED
ARTICLE SIX   Paragraph 1:  The business and affairs of the Corporation shall be managed  by or under the direction of the Board of
              Directors except as otherwise required  by  law.   The number
              of directors constituting the entire Board of Directors of the Corporation shall be as set forth in the By-Laws.

              Paragraph 2: In all elections for directors, every shareholder shall have the right to vote the number of shares owned by such shareholder for as many persons as there are directors to be elected. Shareholders shall have no right to cumulate such votes.

              Paragraph  3:   Subject to paragraph 4 of this ARTICLE SIXTH
              or as otherwise required by law, the Board of Directors shall take action in the manner provided for in the By-Laws of the Corporation.

              Paragraph  4:   So  long as Kelso Investment Associations  V,
              L.P.  a  Delaware limited   partnership,  Kelso  Equity
              Partners V, L.P., a Delaware limited partnership, and the individuals named on the signature page to that certain Agreement and Plan of Recapitalization dated July 26, 1996 shall beneficially own, in the aggregate, more than 10% of the outstanding shares of Universal Outdoor Holdings, Inc., a Delaware corporation ("HOLDINGS"), the Board of Directors shall use its best efforts to cause the Board of Directors of the Corporation to be comprised at all times of the directors as are the directors of Holdings at such time.

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ARTICLE SEVEN Dividends may be declared and paid upon the Common Stock out of the assets of the Corporation legally available therefor, when and as determined by the Board of Directors, in its discretion.

ARTICLE EIGHT The holders of the Common Stock shall be entitled to receive, in the event of any liquidation, dissolution or winding up of the Corporation, all of the assets of the Corporation available for distribution to shareholders. In such event, each holder of the Common Stock shall receive such fraction of such assets as shall be equal the total number of shares of Common Stock held by such holder divided by the total number of shares of Common Stock then issued and outstanding.

AMENDED
ARTICLE NINTH Any action by the Board of Directors of the Corporation or by the Corporation with respect to the appointment, removal or replacement of each of the chief executive officers of the Corporation who shall be the Chairman of the Board and the President, respectively, of the Corporation shall require the approval of the holders of a majority of the outstanding shares of Common Stock.

ARTICLE TENTH In furtherance and not in limitation of the powers  conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation; PROVIDED, THAT no by-law shall at any time be inconsistent with any provision of these Articles.

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